For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Reports 20 Percent Year-over-Year Revenue Growth and Solid Margin Expansion in Second Quarter of 2010

Q2 2010 Revenues Increase 20% Driven by CyberSecurity Solutions and Consulting;
Gross Margin Improves Over 200 basis points to 24%; Operating Margin Improves 100 basis points;
and Net Income for Q2 2010 Up 65% vs. Prior Year

WASHINGTON, August 16, 2010 /PRNewswire-FirstCall/ — WidePoint Corporation (NYSE Amex: WYY), a specialist in wireless mobility management and cybersecurity solutions, today announced financial results for the three months and six months ending June 30, 2010.

Second Quarter 2010 Highlights
•	Net revenue for the quarter ended June 30, 2010 increased approximately 20% to $12.5 million from $10.4 million in last year's comparable period.
•	Growth was driven by an 86% year-over-year increase in CyberSecurity Solutions segment revenue and a 59% increase in Consulting segment revenue.
•	Gross profit increased 33% to $2.9 million (24% gross margin), compared to $2.2 million (21% gross margin).
•	Operating income was approximately $511,000, a 60% increase, compared to operating income of approximately $319,000 in last year's comparable period.
•	Net income increased 65% to approximately $413,000, compared to net income of approximately $251,000, in last year's comparable period.

Steve Komar, CEO, WidePoint commented, “WidePoint continues to benefit from a diversified platform for growth, as our CyberSecurity Solutions and Consulting segments produced strong sequential and year-over-year growth. Our Cyber Security Solutions segment delivered robust growth in the second quarter, as we expanded our reach into the state and local level and continued accelerating our federal government efforts and presence.  We possess proprietary solutions that serve as the foundation for these initiatives, and we expect our CyberSecurity Solutions segment to contribute meaningfully to our improved results this year.  Overall, this was a very successful quarter for WidePoint that has set the stage for our continued success and further growth in the second half of 2010.”

Second Quarter 2010 Financial Results

Net revenue for the three months ended June 30, 2010 increased $2.1 million, or 20%, to $12.5 million from $10.4 million in last year's comparable period. The increase in revenues was primarily attributable to increases in CyberSecurity Solutions and Consulting segments, which increased 86% and 59%, to $2.5 million and $3.1 million, respectively. The growth in CyberSecurity Solutions was primarily a result of increases in credential sales associated with several initiatives requiring the use of those credentials by government agencies and a result of contract awards made during the quarter for our newly established subsidiary Advanced Response Concepts.  The overall growth in Consulting primarily resulted from new contract awards and renewals and expansion work from the current customer base.

Gross profit for the three month period ended June 30, 2010 was approximately $2.9 million (or 24% of revenues), as compared to gross profit of approximately $2.2 million (or 21% of revenues), for the three month period ended June 30, 2009.  Overall gross margin was higher in the second quarter of 2010 as the result of an improved mix of higher margin services associated with our CyberSecurity Segment.  Management anticipates this to continue, as the CyberSecurity Solutions segment further expands its revenue base in the second half of 2010.

Total operating expenses increased 28% to $2.4 million for the quarter ended June 30, 2010 compared to $1.9 million for the year-ago period. Operating expenses as a percentage of sales increased about 100 basis points to 19% from 18% in the year-ago period, due to increases in both Sales and Marketing and in General and Administrative expenses.

WidePoint reported operating income of approximately $511,000 in the second quarter, up approximately 60% from approximately $319,000 in the second quarter last year. Net income was approximately $413,000, up approximately 65% compared to net income of approximately $251,000, in the year-ago period.  The Company anticipates net income will continue to grow during the second half of 2010 as it expands revenues and improves margins.

Year-To-Date Financial Results

Net revenue for the six months ended June 30, 2010 increased $3.1 million, or 15%, to $23.6 million from $20.5 million in last year's comparable period. The increase in revenues was primarily attributable to increases in CyberSecurity Solutions and Consulting, which increased 43% and 37%, to $3.9 million and $5.9 million, respectively. Wireless Mobility Management segment revenue increased marginally to $13.8 million.

Gross profit for the six month period ended June 30, 2010 was approximately $5.5 million (or 23% of revenues), as compared to gross profit of approximately $4.2 million (or 21% of revenues), for the six month period ended June 30, 2009.

Total operating expenses increased 26% to $4.6 million for the six months ended June 30, 2010 compared to $3.7 million for the year-ago period. Operating expenses as a percentage of sales increased about 160 basis points to 20% from 18% in the year-ago period, due to increases in both Sales and Marketing and in General and Administrative expenses.

WidePoint reported operating income of approximately $811,000 in the six months ended June 30, 2010, up approximately 47% from approximately $553,000 in the same period last year. Net income was approximately $652,000, up approximately 72% compared to net income of approximately $380,000, in the year-ago period.

WidePoint CFO Jim McCubbin added, “The growth in CyberSecurity and Consulting revenues helped drive incremental profitability in the June quarter, as we expanded our operating margin by 100 basis points and grew net income by 65% year-over-year on 20% top-line growth. We believe we can continue to effectively leverage our business model, driving a higher portion of each incremental revenue dollar to the bottom line as we continue to scale our services and as our CyberSecurity Solutions Segment sales mix increases as compared to our overall revenue mix.  We continue to look for a stronger 2nd half of 2010 with improvements to both the top and bottom line.”

Outlook

WidePoint reiterated its 2010 full-year outlook. Management expects to:

•	Increase consolidated revenues by 20-30%
•	Expand gross margins and operating margins. Management has targeted gross margins in the range of 22-26% and operating margins in the range of 6-8%
•	Maintain or decrease selling, general and administrative costs as a percent of total revenue
•	Accelerate the growth rate of net income.

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on Monday, August 16, 2010. Anyone interested in participating should call 1-888-846-5003 if calling within the United States or 1-480-629-9856 if calling internationally. There will be a playback available until August 23, 2010. To listen to the playback, please call 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pin number 4344988 for the replay.

The call will also be accompanied live by webcast over the Internet and accessible at http://viavid.net/dce.aspx?sid=0000794A.

About WidePoint

WidePoint is a specialist in providing wireless mobility management and cybersecurity solutions utilizing its advanced information technology products and services. WidePoint has several wholly owned subsidiaries holding major government and commercial contracts including, Operational Research Consultants, Inc., iSYS, LLC, Protexx, Advanced Response Concepts, Inc., and WidePoint IL. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

-tables follow-

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$2,565,082	$6,238,788
Accounts receivable, net of allowance of $0 and $52,650, respectively	7,681,993	7,055,525
Unbilled accounts receivable	2,412,841	1,334,455
Prepaid expenses and other assets	364,123	359,563
Total current assets	13,024,039	14,988,331
Property and equipment, net	456,934	538,811
Goodwill	10,475,513	9,770,647
Other Intangibles, net	1,375,197	1,381,580
Other assets	62,806	75,718
Total assets	$25,394,489	$26,755,087

Liabilities and stockholders’ equity
Current liabilities:
Short term note payable	$55,837	$102,074
Accounts payable	6,129,977	7,120,168
Accrued expenses	1,677,166	2,304,995
Deferred revenue	263,487	768,504
Short-term portion of long-term debt	538,911	520,855
Short-term portion of deferred rent	12,627	54,497
Short-term portion of capital lease obligation	77,394	112,576
Total current liabilities	8,755,399	10,983,669
Deferred income tax liability	392,227	313,782
Long-term debt, net of current portion	332,217	604,048
Fair value of earnout liability	300,000	—
Deferred rent, net of current portion	82,849	7,312
Capital lease obligation, net of current portion	44,428	67,632
Total liabilities	$9,907,120	$11,976,443

Stockholders’ equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 61,375,333 shares issued and outstanding, respectively	61,375	61,375
Stock warrants	24,375	24,375
Additional paid-in capital	67,931,139	67,874,394
Accumulated deficit	(52,529,520)	(53,181,500)
Total stockholders’ equity	15,487,369	14,778,644
Total liabilities and stockholders’ equity	$25,394,489	$26,755,087

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)
Revenues, net	$12,452,120	$10,392,282	$23,615,176	$20,527,664
Cost of sales (including amortization and depreciation of $243,277, $242,755, $469,562, and $485,891, respectively)	9,521,361	8,190,224	18,160,582	16,282,504

Gross profit	2,930,759	2,202,058	5,454,594	4,245,160

Sales and marketing	487,996	265,317	831,003	494,783
General and administrative (including shared-based compensation expense of $27,565, $75,857, $56,745, and $106,587, respectively)	1,882,721	1,576,711	3,714,532	3,112,982
Depreciation expense	48,743	41,105	98,477	84,112

Income from operations	511,299	318,925	810,582	553,283

Interest income	2,231	4,651	8,845	18,739
Interest expense	(22,793)	(33,701)	(50,170)	(114,000)
Other expense	-	-	-	-

Net income before income tax expense	$490,737	$289,875	$769,257	$458,022

Income tax expense	38,832	-	38,832	-
Deferred income tax expense	39,223	39,223	78,445	78,445

Income tax expense	78,055	39,223	117,277	78,455

Net income	$412,682	$250,652	$651,980	$379,577

Basic earnings per share	$0.01	$0.00	$0.01	$0.01
Basic weighted average shares outstanding	61,375,333	58,305,514	61,375,333	58,300,044
Diluted earnings per share	$0.01	$0.00	$0.01	$0.01
Diluted weighted average shares outstanding	63,299,155	61,562,251	63,163,824	60,788,081